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                                                                 EXHIBIT 99.2

FOR IMMEDIATE RELEASE


For I-many:                                                 For Provato:
Mark McClennan/John Moran           Glenn Wira              Michelle Hanson
Schwartz Communications, Inc.       I-many, Inc.            Walt & Company
(781) 684-0770                      (732) 452-1515          (408) 496-0900 x1066
MARKM@SCHWARTZ-PR.COM               GWIRA@IMANY.COM         MHANSON@WALT.COM


      I-MANY TO ACQUIRE PROVATO TO EXTEND LEADERSHIP IN CONTRACT AND TRADE
                            RELATIONSHIP MANAGEMENT

PORTLAND, MAINE -- APRIL 19, 2001 -- I-many, Inc. (NASDAQ: IMNY), the leader in contract and trade relationshiP management solutions, today announced that it has entered into a definitive agreement to acquire Provato, a leading provider of contract management and compliance solutions. The acquisition of Provato strategically expands I-many's trade relationship capabilities in additional industries and across the spectrum of contractually-based business interactions.

Under the terms of the agreement, I-many will acquire Provato for approximately
3.1 million shares of stock, including shares which are issued subject to the satisfaction of certain financial performance goals. Provato and its employees will continue to operate from its Oakland, Calif., offices. Upon completion of the transaction, Provato will become I-many's West Coast office.

"The Provato acquisition expands I-many's trade relationship management capabilities - allowing us to offer companies the first comprehensive platform for managing the entire lifecycle of business partner relationships," said Leigh Powell, president and CEO of I-many. "We believe that Provato's advanced technology for ensuring attribute level compliance across all enterprise business transactions will accelerate our entry into new vertical markets as well as establish a formidable competitive barrier."

SOLVING A PRESSING BUSINESS PROBLEM

"There is a pressing need to help businesses manage the incentives and commitments that drive their negotiated relationships," said Mark Christiansen, CEO and co-founder of Provato. "The Provato solution has helped companies in a variety of industries ensure that every transaction complies with the terms, conditions, policies, and regulations that govern their relationships with customers and vendors. By combining this functionality with I-many's solution, we have emerged as the only provider capable of managing all aspects of negotiated business trade relationships, including planning, negotiation, execution and performance management."

I-many's trade relationship management solution helps companies effectively and efficiently make, manage and maximize the value of business relationships as reflected in a contract or trade agreement. A recent study by PricewaterhouseCoopers and Provato found that contract management expenditures can be as much as 12 percent of a company's total annual costs.

The integration of Provato's platform will broaden I-many's solution to include automated contract compliance - giving I-many's customers the power to recapture lost revenues by finding or fixing non-compliant business transactions that include orders, shipments, invoices and payment. The combined solution will streamline contract-related processes including trade funds management, deductions management, reconciliation audits and performance analytics.


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SOLID LEADERSHIP WITHIN A GROWING MARKET

A recent Goldman Sachs report named I-many as the leading provider of solutions in the rapidly-emerging contract management software market. I-many is identified in the report as the only "pure play" software company in a market expected to grow to over $3 billion in software sales within five years. According to the report, companies using contract management software can reduce annual contract management expenses by 20-50 percent.

ACQUISITION DETAILS

I-many executives will review the details of this acquisition during their previously announced earnings conference call scheduled for Thursday, April 19 at 5:00 PM ET.

ABOUT PROVATO

Provato, the eAgreements Company(TM), is the leading provider of lifecycle-based contract management and compliancE solutions. Provato improves the value of negotiated relationships between businesses by moving the entire business agreement lifecycle online. Provato enables Fortune 1000 companies in contract-intensive industries to gain a higher level of control and insight into their trading partnerships. With Provato, companies can quickly achieve a reduction of total expenses by recapturing missed revenues, reducing operational costs, and adding visibility into contract performance. Provato integrates with leading enterprise solutions such as BroadVision, i2, Oracle, SAP, and Siebel. Founded in 1998, Provato is a privately-held company based in Oakland, Calif. For more information, visit WWW.PROVATO.COM.

ABOUT I-MANY

I-many (NASDAQ: IMNY) is the leader in providing software and Internet-based contract management solutions and related professional services which enable businesses to manage complex trade relationships and facilitate business-to-business e-commerce. The company's software is used by 8 of the largest 10 healthcare manufacturers in the world and leading consumer goods companies. The company estimates that its solutions help manage more than $45 billion in contracted commerce per year. For more information, visit the company Web site at http://www.imany.com.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO THE FUTURE PERFORMANCE OF I-MANY, INC. FORWARD-LOOKING STATEMENTS, SPECIFICALLY THOSE CONCERNING FUTURE PERFORMANCE, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM EXPECTATIONS. THESE RISKS AND UNCERTAINTIES INCLUDE THE UNCERTAINTY ASSOCIATED WITH THE ADOPTION BY SMALL AND MEDIUM-SIZED MANUFACTURERS OF I-MANY'S ASP SERVICE MODEL, THE ADOPTION BY COMPANIES OUTSIDE THE HEALTHCARE FIELD OF I-MANY'S SOLUTIONS GENERALLY, AND COMPETITION FOR MARKET SHARE AMONG THE COMPANIES PROVIDING TECHNOLOGIES AND SERVICES SIMILAR TO THOSE PROVIDED BY THE COMPANY.

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